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                                 AMENDMENT NO. 2
                                       TO
                        RESTRICTED STOCK AWARD AGREEMENT


     THIS Amendment (the "Amendment"), dated as of October 2, 2003, to the Restricted Stock Award Agreement, dated August 4, 2003, is entered into between Jarden Corporation, a Delaware corporation (the "Company") and James E. Lillie (the "Employee").

WITNESSETH:

     WHEREAS, the Employee and the Company are parties to that certain Restricted Stock Award Agreement dated August 4, 2003 (the "Agreement"); and

     WHEREAS, the parties mutually desire to amend the Agreement on the terms and conditions set forth more fully below.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, the Company and the Employee hereby agree as follows:

     1. Section 2.a.(i) of the Agreement is hereby amended and restated to read as follows:

     "(i) the earlier to occur of (A) the date that the per share stock price of the Common Stock equals or exceeds forty-two dollars ($42.00), subject to adjustment pursuant to Section 18.4 of the Plan or as otherwise mutually agreed in writing between the parties, or (B) the date that the annualized revenues of the Company exceed eight hundred million dollars ($800,000,000) (for purposes of clarity, the term "stock price" in (A) above means the closing stock price of the Common Stock); or"

     2. Section 2(d) of the Agreement is hereby amended and restated to read as follows:

     "(d) Termination of Employment other than as a Result of Death or Disability. If the Restricted Stockholder's employment with the Corporation is terminated, other than by the Corporation without Cause or by the death or Disability of the Restricted Stockholder, prior to the satisfaction of the vesting provisions set forth in Section 2(a) hereof, no further portion of his or her Restricted Shares shall become vested pursuant to this Agreement and such unvested Restricted Shares shall be forfeited effective as of the date that the Restricted Stockholder's employment with the Corporation is terminated."


     3.   The following provision is hereby added as Section 2(e) of the
Agreement:

     "(e) Termination of Employment as a Result of Death or Disability. If the
          Restricted Stockholder ceases to be an employee of the Corporation because of his or her death or Disability prior to the satisfaction of the


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          vesting provisions set forth in Section 2 hereof, notwithstanding anything to the contrary contained in this Agreement, all unvested Restricted Shares shall become vested and non-forfeitable automatically as of the date of the Restricted Stockholder's death or Disability."

     4. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth above.

                                           JARDEN CORPORATION


                                           By:  /s/ Ian G. H. Ashken
                                              ------------------------------
                                              Name:  Ian G. H. Ashken
                                              Title: Vice Chairman and
                                                     Chief Financial Officer

                                             /s/ James E. Lillie
                                            --------------------------------
                                            James E. Lillie